Exhibit 10.1
This SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of November 10, 2016, by and between BAYSIDE AREA DEVELOPMENT, LLC, a Delaware limited liability company ("Landlord"), and VISTAGEN THERAPEUTICS, INC., a Nevada corporation ("Tenant").
R E C I T A L S :
A.           Landlord and Tenant (as successor-in-interest to VistaGen Therapeutics, Inc., a California corporation) entered into that certain Lease, dated as of April 24, 2013 (the "Original Lease"), as amended by that certain First Amendment to Lease dated September 28, 2013 (the "First Amendment"), pursuant to which Tenant currently leases approximately 10,909 rentable square feet of space with a street address of 343 Allerton Avenue (as set forth in Exhibit A to the Lease, the "Premises"), in the building located at 333-353 Allerton Avenue, South San Francisco, CA (the "Building"). The Original Lease and the First Amendment are collectively, the "Lease."
B.           The parties desire to amend the Lease on the terms and conditions set forth in this Second Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.      Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
2.      Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Except as expressly set forth in the Tenant Work Letter attached to this Second Amendment as Exhibit A (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.
3.         Lease Term.
3.1         Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on July 31, 2017. Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, from August 1, 2017, through July 31, 2022 (the "Extended Term"), on the terms and conditions set forth in the Lease, as hereby amended by this Second Amendment, unless sooner terminated as provided in the Lease.
3.2         Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall not be deemed to represent Tenant's option to extend the Lease Term as provided in Section 2.2 of the Original Lease, and accordingly Tenant shall continue to have one (1) option to extend the Lease Term in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease; provided that effective as of the date of this Second Amendment such option to extend the Lease Term shall be for five (5) years (as opposed to three (3) years as presently set forth in the Lease).

4.         Rent.
4.1         Base Rent. Prior to August 1, 2017, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
August 1, 2017 – July 31, 2018	$589,086.00	$49,090.50	$4.50
August 1, 2018 – July 31, 2019	$609,704.01	$50,808.67	$4.66
August 1, 2019 – July 31, 2020	$631,043.65	$52,586.97	$4.82
August 1, 2020 – July 31, 2021	$653,130.18	$54,427.51	$4.99
August 1, 2021 – July 31, 2022	$675,989.73	$56,332.48	$5.16
4.2         Abated Base Rent. Provided that Tenant is not then in default of the Lease (as hereby amended), then during the period commencing on August 1, 2017 and ending on September 30, 2017 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $98,181.00 (i.e., $49,090.50 per month). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under the Lease (as hereby amended). If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of casualty or condemnation, then the dollar amount of the unapplied portion of the Rent Abatement as of such default or termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Extended Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.
4.3         Direct Expenses. Prior to and continuing throughout the Extended Term, Tenant shall continue to pay Tenant's Share of all Direct Expenses in accordance with the terms of the Lease.
5.      Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6.      California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).
7.      No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
BAYSIDE AREA DEVELOPMENT, LLC, a Delaware limited liability company By: /s/ Jon M Bergschneider Jon M. Bergschneider Executive Vice President	VISTAGEN THERAPEUTICS, INC., a Nevada corporation By: /s/ Shawn K. Singh Shawn K. Singh Chief Executive Officer

EXHIBIT A
TENANT WORK LETTER

Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease. Except as specifically set forth herein, Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises, and Tenant shall continue to accept the Premises in its currently-existing, "as-is" condition. Notwithstanding the foregoing, from and after January 1, 2017, Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to $163,635.00 (i.e., approximately $15.00 for each of the 10,909 rentable square feet of the Premises) for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Premises (the “Tenant Improvements”). Landlord hereby acknowledges that up to $10,000.00 of the Tenant Improvement Allowance may be utilized for new signage for the Premises as part of the Tenant Improvements, which new signage shall be approved by Landlord pursuant to the terms of the Lease. A contractor shall be retained by Tenant to construct the Tenant Improvements, which contractor shall be selected by Tenant and reasonably approved by Landlord and in connection therewith, Landlord hereby approves Cody Builders as a contractor to be retained by Tenant to construct the Tenant Improvements. The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. In connection with the Tenant Improvements, Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services to be deducted from the Tenant Improvement Allowance not to exceed $5,000.00. The Tenant Improvements shall be constructed in accordance with the terms and conditions of Article 8 of the Original Lease. In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to August 1, 2018, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.